Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

	     	Votes	Votes
		for	   withheld
Jameson A. Baxter	   	7,576,421	292,007
Charles B. Curtis	   	7,579,867	288,561
Myra R. Drucker	               7,589,407 	279,021
Charles E. Haldeman, Jr.		7,589,322	279,106
John A. Hill		7,570,601	297,827
Ronald J. Jackson		7,582,364	286,064
Paul L. Joskow		7,579,817	288,611
Elizabeth T. Kennan		7,564,097	304,331
John H. Mullin, III		7,581,317	287,111
Robert E. Patterson		7,568,329	300,099
George Putnam, III		7,564,921	303,507
A.J.C. Smith *		7,569,125	299,303
W. Thomas Stephens		7,578,355	290,073
Richard B. Worley		7,592,786	275,642

* Mr. Smith resigned from the Board of Trustees on January
14, 2005.


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was defeated as follows:

	     Votes	Votes		Abstentions
	for	against

				5,390,174		599,230		2,126,979


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:





	Votes	Votes		Abstentions
	for	against

	5,381,356	607,033		2,127,994



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
	for	against

	5,631,367	338,188		2,146,828


A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:


	     Votes	Votes		Abstentions
	for	against

	5,474,848	487,591		2,153,944



A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes	Votes		Abstentions
	for	against

				5,475,147		445,216		2,196,020




All tabulations are rounded to the nearest whole number.